EXHIBIT 99.1

Quanex Building Products Corporation Fiscal First Quarter 2010 Operating Results

Earnings from Continuing Operations of $0.03 per Diluted Share

Company Outperformed End Markets

$127 million Cash and Equivalents

Announced Project Nexus Growth Program

HOUSTON, Feb. 25, 2010 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) today announced fiscal first quarter 2010 results for the period ending January 31. First quarter net sales were $151.4 million compared to $112.9 million a year ago. Income from continuing operations was $1.1 million. Diluted earnings per share from continuing operations were $0.03. First quarter diluted earnings per share were $0.01. The company reported that demand at its two operating segments - Engineered Products and Aluminum Sheet Products - was considerably better compared to the first quarter of 2009.

Quarterly Highlights

  Net sales for the quarter were $151.4 million.
  Operating income was $1.8 million.
  Engineered Products had its most profitable first quarter since 2006.
  Earnings from continuing operations were $0.03 per diluted share, compared to a loss of $3.22 per diluted share a year ago that included a $3.01 per share impairment charge.
  Diluted earnings per share were $0.01 and include a $0.02 per diluted share cost associated with the closing of the company's Truseal China facility.
  Capital expenditures were $3.7 million.
  Cash provided by operating activities from continuing operations was $9.0 million.
  Cash and equivalents totaled $127 million.
  Project Nexus formally launched.

Project Nexus

Project Nexus is the company's new growth program focused on connecting ("Nexus") the Engineered Products Group (EPG) businesses - Mikron, Truseal and Homeshield. The sales, marketing and engineering efforts of these businesses, which have operated independently in the past, will now collectively utilize their capabilities to expand sales with current customers as well as beyond their current customer base. They will also work together to invent and produce products that provide customers with the latest innovations in technology and energy efficiency.

The Project Nexus unified sales approach will provide one point of contact to make it easier for customers to acquire all of the products and services offered by Quanex.  This collaborative approach will also target the smaller national and regional OEMs, where the company believes profitable sales growth can be achieved.

Revenue growth will be enhanced by the development of new pre-certified fenestration systems as opposed to how we now primarily sell individual components that are assembled and tested by the customer. While we have no intention of producing finished windows or doors, our highly skilled engineers and designers from across the businesses will create the highest performing systems available and offer related marketing support to establish Quanex as a leading energy efficiency expert. A perfect example of these collaborative efforts is our newly introduced EnergyCore Window System™, one of the most technologically advanced, energy-efficient replacement window systems on the market.

While Project Nexus remains a long term program, we do expect to see incremental sales growth in 2011 as a result of its implementation. Significant capital expenditures are not required given our existing capacity. Specifically, we expect related capital expenditures under $4 million in fiscal 2010.

Segment Commentary

Engineered Products is focused on providing OEM window and door customers with value-added fenestration components, products, and systems. Key markets are U.S. residential remodeling activity (approx. 60% of sales) and U.S. housing starts (approx. 40% of sales).

Engineered Products results (in millions)
	1st qtr 2010	1st qtr 2009(1)
Net sales	$72.8	$64.8
Operating income	$4.1	($121.5)
(1) Fiscal 2009 operating income includes non-cash impairment charges of $116.9 million.

"U.S. residential housing starts were up 2% in our first quarter compared to a year ago while residential remodeling (R&R) activity was estimated to be down about 9%," said David D. Petratis, president and chief executive officer of Quanex Building Products. "Our Engineered Products business outperformed the overall market again with first quarter sales up 12% from a year ago, based in part on market share gains by customers, the addition of new customers, and by our growing penetration in the R&R market. Operating income was $4.1 million compared to a loss of $121.5 million a year ago, the result of improved shipments and higher average selling prices. Our view of the 2010 housing market remains guarded, but we are certainly off to a much better start compared to this time last year."

"Truseal will be closing its China facility by the end of the fiscal year due to the contraction of demand and our ability to serve the overseas thin film solar panel market from our North American operations," Petratis added.

Aluminum Sheet Products is a leading provider of common alloy aluminum sheet through its Nichols Aluminum operation and primarily serves the U.S. housing and transportation markets.

Aluminum Sheet Products results (in millions)
	1st qtr 2010	1st qtr 2009(1)
Net sales	$81.6	$50.8
Operating income	$3.6	($28.2)
Shipped pounds	61	36
(1) Fiscal 2009 operating income includes a non-cash impairment charge of $20.4 million.

"Aluminum sales of $82 million were 61% higher than a year ago due to better shipments and higher aluminum prices. Our aluminum spread (sales less material costs) was up 18% compared to the year ago quarter, and up 2% from the sequential fourth quarter," Petratis said. "Compared to the first quarter of 2009, shipments were up a very respectable 70%. Comparable aluminum industry shipments were up 11% over the same period. Nichols Aluminum's ongoing ability to outperform the industry is based in part on its continued success in keeping hard won market share gains over the last 12 months."

Cash Position

"We had a cash balance of $127 million and the company remained essentially debt-free," Petratis said. "Generating healthy cash flows was a top priority for us in 2009, and will remain so for 2010. Cash provided by operating activities from continuing operations in the first quarter was $9.0 million. Our uses of cash will be to fund Project Nexus and other organic growth opportunities, make acquisitions, and when appropriate, raise the common stock dividend and repurchase outstanding shares."

Fiscal 2010 Business Outlook

"While we are pleased to see the reduction in the months' supply of new homes for sale compared to a year ago, we remain concerned about the general sluggishness of new home starts and the rates of residential foreclosures. We certainly believe both new home construction and remodeling activity bottomed last year, and we continue to anticipate higher sales and improved earnings in 2010 compared to 2009. Like most years, we expect the majority of our earnings to come in the second half of the year. It remains uncertain as to how long our end markets will remain relatively stagnant, so we will continue to operate our businesses with reduced staffs and minimal levels of materials," said Petratis.

"At this time, our 2010 guidance for Engineered Products remains unchanged at $25 million to $30 million of operating income compared to the $21 million they earned in 2009. Higher operating income in 2010 will come from a combination of new product opportunities, new customers, and modest improvements in our two end markets."

"We are raising our 2010 guidance for Aluminum Sheet Products to about $20 million in operating income, up from $10 million. The change in guidance is based on rising aluminum prices, higher aluminum spreads (previously expected to be in-line with 2009) and higher expected shipments given the strength we saw in first quarter volume."

"Our guidance for the two segments excludes estimated corporate expenses of $23 million and any impact from LIFO. Estimates for capital expenditures, and depreciation & amortization are $22 million and $30 million, respectively," concluded Petratis.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.03 per share on the company's common stock, payable March 31, 2010, to shareholders of record on March 15, 2010.

Corporate Profile

Quanex Building Products Corporation is an industry-leading manufacturer of engineered materials, components and systems serving the U.S. residential window and door markets. It is an ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and new programs like Project Nexus, and strategic acquisitions.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Financial Statistics as of 01/31/10

Book value per common share: $11.20; Total debt to capitalization: 0.5%; Actual number of common shares outstanding: 37,728,545

Non-GAAP Financial Measures

Income from Continuing Operations before Impairment Charge

Income from continuing operations before impairment charge is a non-GAAP financial measure. The Company believes this non-GAAP financial measure provides a consistent basis for comparison between quarters and enhances the understanding of the performance of its operations.

Set forth below is a reconciliation of reported income from continuing operations and reported diluted earnings per share from continuing operations to income from continuing operations before impairment charge and diluted earnings per share from continuing operations before impairment charge. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Non-GAAP
	Three months ended January 31,
	2010		2009
		Diluted		Diluted
(in millions except diluted EPS)	Income	EPS	Income	EPS

Income (loss) from continuing operations, as reported	$ 1.1	$ 0.03	$ (120.3)	$ (3.22)

Impairment of goodwill and intangibles, after-tax	--	--	112.4	3.01

Income from continuing operations, excluding impairment charge	$ 1.1	$ 0.03	$ (7.9)	$ (0.21)

Diluted weighted average common shares outstanding (in thousands)		37,797		37,333

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 18, 2009, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the company's website at www.quanex.com.

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended
	January 31,
	2010	2009
Net Sales:
Engineered Products	$ 72,809	$ 64,819
Aluminum Sheet Products	81,563	50,808
Building Products	154,372	115,627

Eliminations	(2,950)	(2,739)

Net Sales	$ 151,422	$ 112,888

Operating Income*:
Engineered Products	$ 4,077	$ (121,427)
Aluminum Sheet Products	3,634	(28,204)
Building Products	7,711	(149,631)

Corporate and Other	(5,864)	(5,743)

Operating Income (Loss)	$ 1,847	$ (155,374)

*2009 Operating income reflects non-cash impairment charges of $137,299 (in thousands):
Engineered Products		$ (116,910)
Aluminum Sheet Products		(20,389)
Total impairment loss		$ (137,299)
QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended
	January 31,
	2010	2009

Net sales	$ 151,422	$ 112,888
Cost of sales (exclusive of items shown separately below)	126,134	106,662
Selling, general and administrative expense	16,107	15,654
Impairment of goodwill and intangibles	--	137,299
Depreciation and amortization	7,334	8,647
Operating income (loss)	1,847	(155,374)
Interest expense	(124)	(122)
Other, net	78	120
Income (loss) from continuing operations
before income taxes	1,801	(155,376)
Income tax benefit (expense)	(718)	35,102
Income (loss) from continuing operations	1,083	(120,274)
Income (loss) from discontinued operations, net of taxes	(889)	(139)
Net income (loss)	$ 194	$ (120,413)

Basic earnings per common share:
Earnings (loss) from continuing operations	$ 0.03	$ (3.22)
Income (loss) from discontinued operations	$ (0.02)	$ (0.01)
Basic earnings (loss) per common share	$ 0.01	$ (3.23)

Diluted earnings per common share:
Earnings (loss) from continuing operations	$ 0.03	$ (3.22)
Income (loss) from discontinued operations	$ (0.02)	$ (0.01)
Diluted earnings (loss) per share	$ 0.01	$ (3.23)

Weighted average common shares outstanding:
Basic	37,340	37,333
Diluted	37,797	37,333
QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

January 31,		October 31,
2010		2009
	Assets
$ 127,420	Cash and equivalents	$ 123,499
56,671	Accounts receivable, net	80,171
48,716	Inventories, net	46,515
9,173	Deferred income taxes	20,611
16,349	Other current assets	5,177
187	Current assets of discontinued operations	232
258,516	Total current assets	276,205
139,524	Property, plant and equipment	141,286
42,306	Deferred income taxes	42,923
25,189	Goodwill	25,189
46,607	Intangible assets, net	47,359
8,207	Other assets	9,114
32	Assets of discontinued operations	1,524
$ 520,381	Total assets	$ 543,600
	Liabilities and stockholders' equity
$ 48,817	Accounts payable	$ 67,010
24,244	Accrued liabilities	30,320
326	Current maturities of long-term debt	323
76	Current liabilities of discontinued operations	9
73,463	Total current liabilities	97,662
1,926	Long-term debt	1,943
7,375	Pension and postretirement benefits	6,655
1,288	Non-current environmental reserves	1,767
13,627	Other liabilities	13,047
97,679	Total liabilities	121,074
422,702	Total stockholders' equity	422,526
$ 520,381	Total liabilities and stockholders' equity	$ 543,600

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)
	Three months ended
	January 31,
	2010	2009
Operating activities:
Net income (loss)	$ 194	$ (120,413)
Income from discontinued operations	889	139
Net income from continuing operations	1,083	(120,274)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	7,352	8,664
Impairment of goodwill and intangibles	--	137,299
Deferred income taxes	654	(22,492)
Stock-based compensation	1,097	818
	10,186	4,015
Changes in assets and liabilities, net of effects from
acquisitions, dispositions and the Separation:
Decrease (Increase) in accounts receivable	24,262	58,947
Decrease (Increase) in inventory	(2,200)	5,259
Decrease (Increase) in other current assets	257	(132)
Increase (Decrease) in accounts payable	(18,382)	(49,239)
Increase (Decrease) in accrued liabilities	(5,929)	(6,979)
Increase (Decrease) in income taxes	23	(14,967)
Increase (Decrease) in deferred pension and postretirement benefits	721	954
Other, net	23	586
Cash provided by (used for) operating activities from
continuing operations	8,961	(1,556)
Cash provided by (used for) operating activities from
discontinued operations	(202)	(129)
Cash provided by (used for) operating activities	8,759	(1,685)
Investing activities:
Capital expenditures, net of retirements	(3,727)	(4,563)
Other, net	--	--
Cash provided by (used for) investing activities from
continuing operations	(3,727)	(4,563)
Cash provided by (used for) investing activities from
discontinued operations	--	(48)
Cash provided by (used for) investing activities	(3,727)	(4,611)
Financing activities:
Repayments of long-term debt	(14)	(13)
Common dividends paid	(1,132)	(1,130)
Issuance of common stock from option exercises,
including related tax benefits	26	--
Funding from Separation	--	15,401
Other, net	(201)	(100)
Cash provided by (used for) financing activities from
continuing operations	(1,321)	14,158
Cash provided by (used for) financing activities from
discontinued operations	201	100
Cash provided by (used for) financing activities	(1,120)	14,258
Effect of exchange rate changes on cash and equivalents	8	(20)
LESS: (Increase) Decrease in cash and equivalents from
discontinued operations	1	77
Increase (Decrease) in cash and equivalents from continuing operations	3,921	8,019
Beginning of period cash and equivalents	123,499	66,871
End of period cash and equivalents	$ 127,420	$ 74,890
CONTACT:  Quanex Building Products Corporation
          Financial Contact:
          Jeff Galow
            713-877-5327
          Media Contact:
          Valerie Calvert
            713-877-5305